Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement No. 333-69460, Registration Statement No. 333-141555 and Registration Statement No. 333-151785  on Form S-8 of our report dated March 3, 2011,  relating to the consolidated balance sheet of Chembio Diagnostics, Inc. and Subsidiary as of December 31, 2010 amd the related consolidated statements of operations, stockholder's equity and cash flows for the year ended December 31, 2010 appearing  in this Annual Report on Form 10-K of Chembio Diagnostics, Inc. for the year ended December 31, 2011.

ParenteBeard LLC

/s/ParenteBeard LLC

New York, New York
March 8, 2012